As filed with the Securities and Exchange Commission on July 26, 2012.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact name of registrant as specified in its charter)

Texas	75-2216818
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2711 North Haskell Avenue

Suite 2200, LB 36

Dallas, Texas 75204-2960

(214) 370-2000

(Address, including zip code, of Principal Executive Offices)

Zix Corporation 2012 Incentive Plan

(Full title of the plan)

Copies to:

James F. Brashear Vice President, General Counsel and Corporate Secretary Zix Corporation 2711 North Haskell Avenue Suite 2200, LB 36 Dallas, Texas 75204-2960 (214) 370-2000	Darren C. Hauck Alston & Bird LLP 2828 North Harwood Street 18th Floor Dallas, TX 75201-2139 (214) 922-3400
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	4,027,000 (1)	$2.46(2)	$9,906,420 (2)	$1,135.28

(1)	Amount to be registered consists of an aggregate of 4,027,000 shares to be issued pursuant to the grant or exercise of awards under the Zix Corporation 2012 Incentive Plan (the “2012 Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan.
(2)	Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the common stock reported on NASDAQ on July 24, 2012.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The 2012 Plan prospectus, which constitutes Part I of this registration statement, will be delivered to participants in the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The 2012 Plan prospectus and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Zix Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants in the 2012 Plan pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Company’s Corporate Secretary at the address and telephone number on the cover of this registration statement.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed (and not furnished) by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2011;

•

the description of the Company’s common stock contained in its Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description; and

•

all other documents subsequently filed (and not furnished) by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by the Texas Corporation Law, the Company’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the Company’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Corporation Law whereby its directors, officers, employees, and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Corporation Law. The Company also has an indemnification agreement with each member of the Board of Directors, which requires the Company to indemnify the indemnitee to the fullest extent permitted by applicable law against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement of any action, suit or proceeding brought against the indemnitee by reason of the fact that the indemnitee is or was serving as a member of the Company’s Board of Directors or any committee thereof. The indemnification agreement also provides that the Company must advance expenses incurred by the indemnitee in defending any such action, suit or proceeding, subject to reimbursement by the indemnitee should it be subsequently determined that indemnification is not available under applicable law. The Company also maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 26th day of July, 2012.

ZIX CORPORATION

By:	/s/ Richard D. Spurr
Richard D. Spurr Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Richard D. Spurr and James F. Brashear, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Richard D. Spurr Richard D. Spurr	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	July 26, 2012

/s/ Michael W. English Michael W. English	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 26, 2012

/s/ Taher A. Elgamal Taher A. Elgamal	Director	July 26, 2012

/s/ Robert C. Hausmann Robert C. Hausmann	Director	July 26, 2012

/s/ James S. Marston James S. Marston	Director	July 26, 2012

/s/ Maribess L. Miller Maribess L. Miller	Director	July 26, 2012

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director	July 26, 2012

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Company, as filed with the Texas Secretary of State on November 10, 2005. Filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Company, dated September 13, 2011. Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated September 19, 2011, and incorporated herein by reference.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of Whitley Penn LLP.

24.1	Power of Attorney (included on signature page).

99.1	Zix Corporation 2012 Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A (File No. 000-17995) filed with the Securities and Exchange Commission on April 27, 2012).